Exhibit 10.02

SEPARATION AGREEMENT

This Agreement is entered into this 26th day of October, 2001 by and between Ben Fowke (“Fowke”) and Xcel Energy Inc. This Agreement shall bind any successor to Xcel Energy Inc., its assets or its businesses (whether direct or indirect, by purchase merger, consolidation or otherwise), in the same manner and to the same extent that Xcel Energy Inc. would be obligated under this Agreement if no succession had taken place.

1.	It is agreed that, in the event that on or before October , 2001, Fowke meets all eligibility requirements for benefits in the severance plan or policy then in effect at Xcel Energy in which he is a participant, Fowke will receive separation pay as follows:

A)	the sum of the product of (x) the targeted Annual Incentive plus the Long Term Incentive Award and (y) a fraction, the numerator of which is the number of days in such year through the date of separation, and the denominator of which is 365.

B)	an amount equal to 250% of the sum of Fowke’s a) base salary in effect on the date of separation, b) the higher of the targeted Annual Incentive for the year in which his separation occurs, or the Annual Incentive (as defined as the highest amount Fowke received as an annual cash incentive award in any of the three calendar years prior to the date of separation), and c) targeted Long Term Incentive for the year in which his separation occurs, and d) Flexible Perquisite Allowance. For purposes of the calculation, the targeted Annual Incentive shall not be less than 40% of base salary and the targeted Long Term Incentive shall not be less than 35% of base salary. This payment shall be reduced by the amount of severance payable to Fowke under the terms of the severance plan or policy in which he is a participant.

C)	an amount equal to the present value of the difference between a) the actuarially equivalent benefit that would have been payable under the Xcel Energy defined benefit pension plan in which Fowke is participating, had he continued as an active participant for 30 months following his date of separation and b) Fowke’s actual benefit paid or payable under that plan at his date of separation. The actuarial assumptions and factors for this calculation shall be the same as those in effect in that same Xcel Energy defined benefit pension plan.

D)	an amount equal to the maximum company contributions that would have been made to Fowke’s account in the Xcel Energy
401(k) plan had he continued as an active participant for 30 months following his date of separation.

2.	Additionally, for a period of 30 months following the date of separation, Fowke and his family shall be provided with medical, dental, and life insurance benefits as if Fowke’s employment had not been terminated; provided, however, that if Fowke becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer-provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such plan.

3.	Additionally, Fowke will be a) provided outplacement services by a provider of his choosing at a cost not to exceed $30,000 and b) reimbursed for financial planning service he obtains from a provider of his choosing at a cost not to exceed 2% of Fowke’s base salary at the date of separation.

4.	In the event it is determined that any payment under this agreement would be subject to the Excise Tax, (as defined as the excise tax imposed by Section 4999 of the Code, together with any interest or penalties imposed with respect to such tax), then Fowke would be entitled to receive an additional “Gross-Up Payment” under terms consistent with the most current Xcel Energy Inc. executive severance Plan that would be available to an officer of Xcel Energy Inc.

5.	No payment will be made under this Agreement until Fowke has signed and delivered to the Chief Human Resources Officer, Xcel Energy, a Waiver and Release in the form attached hereto as Exhibit A. If Fowke has not signed and delivered the Waiver and Release by the 21st day after the termination of his employment, no amount will be payable under this Agreement.

6.	No payment will be due under this Agreement if Fowke voluntarily terminates his employment or if his employment is terminated for cause by Xcel Energy. “For cause” shall have occurred if Fowke is terminated because of:

A)	the willful and continued failure of Fowke to perform substantially his duties with Xcel Energy Inc. or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Fowke by an elected officer of Xcel Energy Inc. which specifically identifies the manner the elected officer believes Fowke has not substantially performed his duties, or

B)	the willful engaging by Fowke in illegal conduct or gross misconduct which is materially and demonstrably injurious to Xcel Energy, Inc.

          For purposes of this provision, no act or failure to act, on the part of Fowke, shall be considered “willful” unless it is done, or omitted to be done, by Fowke in bad faith or without reasonable belief that the action or omission was in the best interest of Xcel Energy Inc.

Xcel Energy Inc.	Ben Fowke

By: /s/ Paul Bonavia Its: President, Energy Markets	/s/ Ben Fowke

EXHIBIT A

WAIVER AND RELEASE

Xcel Energy Inc. (the “Company”) and Ben Fowke (“Employee”) hereby enter into the following Waiver and Release:

1.	In return for the consideration described in Paragraph 1 of the Separation Agreement between Employee and the Company, a payment to which Employee is not otherwise entitled, Employee, individually and on behalf of his successors, heirs and assigns, hereby irrevocably and unconditionally RELEASES, WAIVES, and DISCHARGES the Company, its predecessors, successors and any affiliated and subsidiary companies, corporations, partnerships or other business enterprises, and their respective officers, directors, stockholders, owners, supervisors, managers, partners, employees and agents (“Releasees”), from any and all claims, demands, actions and liabilities whatsoever, whether known or unknown, suspected or unsuspected, that Employee may have or claim to have in any way relating to or arising out of any event or act of omission or commission occurring on or before the date of Employee’s execution of this Waiver and Release, including but not limited to:

•	Claims arising under federal, state, or local laws prohibiting age, sex, race, national origin, handicap, religion, retaliation, or any other form of discrimination, including but not limited to claims under the Age Discrimination in Employment Act, as amended, 29. U.S.C. 621 et seq.; Title VII of the 1964 Civil Rights Act, as amended 42 U.S.C. 2000e et seq.; the 1866 Civil Rights Act, 42 U.S.C. 1981; the Americans with Disabilities Act; the Rehabilitation Act of 1973; Executive Order 11246, Minnesota Human Rights Act, and the Colorado Anti-Discrimination Act of 1957, as amended C.R.S. 24-34-301 et seq.;

•	Claims arising under the Fair Labor Standards Act or the National Labor Relations Act;

•	Intentional infliction of emotional distress (outrageous conduct) and other tort claims;

•	Worker Adjustment and Retraining Notification Act 29 U.S.C. 2101 et seq.;

•	Breach of contract claims;

•	Promissory estoppel claims;

•	Retaliatory discharge claims;

•	Wrongful discharge claims; and

•	Other legal and equitable claims regarding Employee’s employment with the Company or the termination of said employment.

The only exceptions to this paragraph and to paragraph 2 are claims for workers’ compensation and unemployment compensation claims, if any, to the extent required by law.

2.	Employee hereby represents that Employee has not filed a complaint or charge with any local, state or federal agency or court against any Releasee or, in the event that the Employee has filed such a complaint or charge, Employee hereby acknowledgers that Employee may not pursue remedies or sanctions on Employee’s behalf. Employee agrees that, if any such agency or court assumes jurisdiction of any complaint or charge on behalf of Employee against any Releasee, Employee will instruct such agency or court to pursue no remedies or sanctions on Employee’s behalf.

3.	In the event that Employee breaches this Waiver and Release, Employee agrees to pay the Company’s expenses cause by such breach, including the Company’s attorneys’ fees and costs.

4.	Employee acknowledges that Employee has been advised in writing by the Company that Employee should consult with an attorney prior to executing this Waiver and Release. Employee further acknowledges that Employee has been given a period of twenty-one (21) days within which to consider this Waiver and Release.